Exhibit 99.1

CONTACT:	Alexander C. Kinzler
President and Chief Operating Officer

Russell M. Gifford
Executive Vice President and Chief Financial Officer

Tel: (808) 531-8400

BARNWELL INDUSTRIES, INC. REPORTS RESULTS
FOR THE QUARTER ENDED DECEMBER 31, 2004 AND DECLARES CASH DIVIDEND

HONOLULU, HAWAII, February 14, 2005 — Barnwell Industries, Inc., (ASE-BRN) today reported net earnings of $2,440,000 ($0.86 per share – diluted, share-adjusted to reflect a 100% stock dividend issued January 2005) for the three months ended December 31, 2004, as compared to $2,910,000 ($1.05 per share – diluted, share-adjusted to reflect a 100% stock dividend issued January 2005) for the three months ended December 31, 2003.

Mr. Morton H. Kinzler, Chairman and Chief Executive Officer of Barnwell, commented, “This has been one of Barnwell’s best quarters.  Earnings before income taxes this quarter were $3,767,000, a $1,404,000 (59%) increase from $2,363,000 in the same quarter of last year.  This increase is due primarily to an increase in operating profit generated by our oil and natural gas operations.  Net earnings for the prior year’s quarter were higher than the current year’s quarter as net earnings in the prior year’s quarter included $1,540,000 in non-cash deferred tax benefits due to reductions in Canadian corporate income tax rates, while net earnings in the current quarter included no such items.

“It is also significant that net earnings of $2,440,000 for the quarter ended December 31, 2004 was reached in spite of a $675,000 increase in general and administrative expenses incurred in connection with certain stock option appreciation rights caused by the increase in the market price of Barnwell’s stock during this quarter.

“For the three months ended December 31, 2004, the Company’s net natural gas production increased 14% as compared to the three months ended December 31, 2003 while oil, natural gas and natural gas liquids prices increased 56%, 30% and 34%, respectively.  The Company’s contract drilling segment also reported improved operations.  The Company utilized the cash flows generated by its operations to invest approximately $4,371,000 in its oil and gas exploration and development programs during the three months ended December 31, 2004, a $1,274,000 (41%) increase from last year’s comparable period.

“Barnwell recognized net revenues of $2,497,000 during the three months ended December 31, 2004, due to Kaupulehu Developments’, Barnwell’s 77.6% owned land development partnership, receipt of the fourth of ten scheduled option payments relating to the development rights within Hualalai Resort at Kaupulehu, in the North Kona district on the island of Hawaii.   There is no assurance the remaining options will be exercised.”

Barnwell Industries also announced today that its Board of Directors has declared a cash dividend of $0.05 per share, post-split, payable March 15, 2005, to stockholders of record on March 1, 2005.

In December 2004, Barnwell’s Board of Directors declared a two-for-one stock split in the form of a 100% stock dividend.  The shares were distributed on January 28, 2005 to all shareholders of record as of January 11, 2005.  All share and per share information in this press release have been adjusted to reflect the stock split for all periods presented.

Except for historical information contained herein, the statements made in this release constitute forward-looking statements that involve certain risks and uncertainties.  Certain factors may cause actual results to differ materially from those contained in the forward-looking statements, including those risks detailed in the Company’s Annual Report on Form 10-KSB for the fiscal year ended September 30, 2004 filed with the Securities and Exchange Commission.

COMPARATIVE OPERATING RESULTS

(Unaudited)

	Quarter ended December 31,
	2004	2003

Revenues	$12,407,000	$8,210,000

Earnings before income taxes	$3,767,000	$2,363,000
Income tax provision (benefit)	1,327,000	(547,000)
Net earnings	$2,440,000	$2,910,000

Net earnings per share - basic	$0.90	$1.10
Net earnings per share - diluted	$0.86	$1.05

Weighted average shares and equivalent shares outstanding:
Basic	2,701,379	2,629,020

Diluted	2,847,831	2,769,206